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                                                               Exhibit 99.2





Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                  The Ohio Casualty Insurance Company Announces
                 Resignation of President of Insurance Operations

FAIRFIELD, OHIO, MAY 25, 2005 - The Ohio Casualty Insurance Company announces the resignation of President of Insurance Operations Elizabeth (Beth) M. Riczko, 38, effective June 3, 2005. Ms. Riczko is leaving to pursue other interests. The Company wishes her well in her future endeavors. Ohio Casualty Corporation (NASDAQ: OCAS) is the holding company of The Ohio Casualty Insurance Company.

The Company will begin an immediate search for her replacement. The rest of the senior management team remains intact and will continue to oversee their operations and execute the Company's strategic plan.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of March 31, 2005.